[CAPTION]

                    CONSOLIDATED SEGMENT RESULTS
                      (Unaudited, in millions)



                                         As Reported          Pro Forma
For Fiscal Year                        1997      1996      1997      1996

Revenues:
 Media Networks
  Broadcasting                        $ 4,526   $ 2,895   $ 4,505   $ 4,350
  Cable Networks                        1,996     1,183     1,996     1,659
                                       ------    ------    ------    ------
                                        6,522     4,078     6,501     6,009

 Studio Entertainment                   6,981     6,771     6,981     6,844
 Theme Parks & Resorts                  5,014     4,502     5,014     4,502
 Consumer Products                      3,782     3,307     2,943     2,639
 Internet and Direct Marketing            174        81       174        81
                                       ------    ------    ------    ------
                                      $22,473   $18,739   $21,613   $20,075
                                       ======    ======    ======    ======
Operating Income:
 Media Networks
  Broadcasting                        $ 1,016   $   673   $ 1,012   $   997
  Cable Networks                          683       368       683       497
                                       ------    ------    ------    ------
                                        1,699     1,041     1,695     1,494
                                       ------    ------    ------    ------

 Studio Entertainment                   1,079       938     1,079       929
 Theme Parks & Resorts                  1,136       990     1,136       990
 Consumer Products                        893       686       673       530
 Internet and Direct Marketing            (56)      (21)      (56)      (21)
 Amortization of Intangible Assets       (439)     (301)     (413)     (413)
                                       ------    ------    ------    ------
                                        4,312     3,333     4,114     3,509
 Gain on Sale of KCAL                     135         -         -         -
 Accounting Change                          -      (300)        -      (300)
                                       ------    ------    ------    ------
                                      $ 4,447   $ 3,033   $ 4,114   $ 3,209
                                       ======    ======    ======    ======

Note: During the quarter ended  September 30, 1999,  the Company made changes in the  manner  in  which  it  reports  its  operating  segments.  Businesses previously included in the Creative Content segment have been disaggregated into separate segments. In addition, intangible asset amortization has been broken out as a separate component of operating income. Segment results for fiscal 1997 and 1996 have been restated to reflect the new presentation.

      The company acquired the operations of ABC, Inc. ("ABC") on February 9, 1996. During 1997, the company sold KCAL, a Los Angeles television station, completed its final ABC purchase price allocation and determination of the related intangible assets and disposed of certain ABC publishing assets. The "pro forma" information for 1997 and 1996 assumes that these events occurred at the beginning of 1996. The pro forma results are not necessarily indicative of the combined results that would have occurred had these events actually occurred at the beginning of 1996.